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Mr. Ken Grossfeld
Touchtone Network, Inc.
3550 Biscayne Blvd.
Miami, FL 33137

October 11, 1995

Dear Ken,

This letter is intended to outline an offer by Group Long Distance, Inc. (hereinafter referred to as "GLD") to purchase the current long distance customer base currently on the GLD system of Touchtone Network, Inc. (Hereinafter referred to as "Touchtone"). With respect to this customer base, we understand you warrant that the following is true and accurate.

     - Touchtone is hereby selling to GLD all right, title and interest in the customer base meeting the conditions stated herein which is currently carried under the GLD/LDDS Reseller Agreement with Touchtone.

     - Total billing volume is approximately $130,170.23 per month.

     - No sales commission is owed on any part of the customer base.

     - No carrier obligation for volume and/or term will be assumed by GLD
     Network

     - The base consists of approximately 1,000 active accounts with an average usage of $130/month

     - Touchtone owns verbal or written LOA's for every customer

     - Less than 10% of the customer base uses account codes; 3 and 4 digit verified and non-verified accounting codes are used

     - Touchtone makes an average gross margin of approximately 35% on its international traffic

     - All information presented in Touchtone's "book" sent to GLD and dated September 15th

     - Touchtone shall remain responsible for all debts, accounts payable, and all liabilities associated with the customer base arising prior to, created or incurred prior to the end of the October 1995 billing period. GLD does not assume any liability or obligation not specifically expressed in this agreement and Touchtone promises to indemnify and hold harmless GLD from any and all liabilities owed by Touchtone to third parties if those liabilities are not expressly identified herein.

1) GLD will purchase this customer base for an amount equal to a multiple of gross monthly billings. Billings is defined as all interstate, intrastate, international, calling card, and monthly recurring fees including late fees and all taxes.


2) Upon receiving a magnetic tape of the customer billing information (estimated October 15, 1995) GLD will pay Touchtone an amount equal to 4.25 time August billings (September invoice) of $130,170.23. The total purchase price is $553,223.47 (4.25 x $130,170.23) and based on 3% or less monthly attrition. $154,904.37 to be paid October 31, 1995, the proposed date of closing. The balance of $398,319.10 will be placed in escrow with the law firm of Manuel A. Avila on or about October 31, 1995. All interest earned on the escrow account will be paid to Touchtone as part of the final payment. The schedule of payments will be as follows:

     $139,904.37 to be paid October 31, 1995, the proposed date of closing $120,095.63 to be paid on or about November 18, 1995*
     $75,000 to be paid on or about December 18, 1995*
     $75,000 to be paid on or about January 18, 1996*
     $75,000 to be paid on or about February 18, 1996*
     $25,000 to be paid on or about March 18, 1996*
     The balance of $28,223.47 to be paid on or about May 18, 1996*

*Within two business days of GLD receiving the LDDS paper bill which is received on or about the 18th of each month or within 5 days of receiving a tape, whichever is earlier and in no event later than the end of the month.


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The formula to be used for attrition is outlined below. In the event monthly attrition exceeds 3%, the monthly payments will be adjusted accordingly.

Attrition in Billing Dollars (Month 1-6)             Revenue Multiple
----------------------------------------             ----------------
0% - 3% Monthly Attrition                            4.25 x Monthly Billings
3.0% - 4.0%                                          4.00 x Monthly Billings
4.0% - 5.0%                                          3.50 x Monthly Billings
5.0% - 6.0%                                          3.00 x Monthly Billings
6.0% - 7.0%                                          2.50 x Monthly Billings
7.0% - 7.5%                                          2.00 x Monthly Billings
>7.5%                                                1.50 x Monthly Billings

3) Attrition will be measured by comparing the billing dollars from the customers' August billing ($130,170.23 approximately) to the first full bill month with GLD (November traffic, December invoice) with the billing dollars from the sixth full months invoices (seventh actual month; April traffic, May invoice) and then converted into a monthly attrition figure (six months of billing for the denominator). If attrition is at 8% or above for two consecutive months, GLD will revise the payment schedule according to the attrition in billing dollars formula in Item 2. Attrition is defined as any customer who is no longer billing with GLD. Attrition will also take into consideration the number of business days in each month (i.e. 25 business days in August versus
20.5 business days in November will result in a .1087 decline in usage which is based on the number of business days and not attrition. Reasons may include, but not be limited to: changed carrier, canceled service, and bad debt. Bad debt will be defined as any customer who has gone more than three full bill months without making a full months' payment (90+days past due). GLD will provide monthly reports to Touchtone either on disk or paper specifically showing each account that GLD lists as cancelled.

4) GLD desires to buy only those customers who are less than 90 days past due. If Touchtone wants to sell to GLD customers who are more than 90 days past due, GLD will bill these customers and buy them as they become current according to the aforementioned revenue multiple. If Touchtone decides to sell to GLD customers who are more than 90 days past due, Touchtone will assume all the bad debt risk from these customers. In other words, for any customer who is more than 90 days past due at the time of sale and goes bad debt, Touchtone will pay to GLD the GLD bad debts total.

5) Upon billing the first month traffic, GLD will also bill all unpaid balances. On a weekly basis, as the unpaid balances are paid, GLD will forward the monies due to Touchtone on a first in, first out basis, on all usage prior to November 1, 1995. GLD will provide weekly reports to Touchtone and pay Touchtone 100% of all collected unpaid balances. If any unpaid balances are not paid, Touchtone will refer this client to its own attorney and collect the money itself.

6) Touchtone agrees to work closely with GLD during the customer transition period. It is the intention of GLD and Touchtone to personally contact the larger customers, and send out a letter to all of the affected customer. Soon after the transition, GLD will attempt to sign-up these customers on term agreements by offering them a price discount for a two year commitment. GLD intends to keep all of the customers on their current rate programs. The underlying carrier will remain LDDS WORLDCOM. For purposes of measuring attrition, GLD will use the prediscounted customer usage, for all customers who have placed on GLD term plans.

7) Touchtone will still be obligated to pay GLD for usage during the August, September and October 1995 billing periods. GLD will continue to post to Touchtone against the usage amounts due, any credits issued by LDDS WorldCom for usage through October 1995. If credit is received after the October 1995 invoice remittance date, GLD will forward the credit account on a timely basis to Touchtone. Touchtone also reserves the right to continue to submit business under a similar agreement (GLD/LDDS Reseller Agreement with Touchtone) to GLD for new LDDS business submitted after October 31, 1995.


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8) Touchtone agrees that it will not attempt to sell long distance to any of those purchased customers for a period of five years from the signing of this agreement. If Touchtone signs up a purchased customer account(s), Touchtone will immediately transfer the customer back to GLD and pay GLD all profits generated by those accounts. GLD will not attempt to transfer those customers to any of its other services.

9) The prevailing parties in any suit or litigation arising from this agreement shall be entitled to recovery of all costs, expenses, and reasonable attorneys fees incurred through all appeals.


10) Provisions contained under the GLD Reseller Agreement with Touchtone under Paragraph 17, Sections C, I and K shall be considered part of this agreement as if fully written herein.

Ken, we would like to complete this transaction as soon as possible, in order to begin the traffic transfer during the first few weeks of October. Please review this letter and sign and date it so we can proceed.


/s/ Gerald M. Duane, Jr.                    /s/ Kenneth Grossfeld
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Gerald M. Duane, Jr., President             Kenneth Grossfeld, President
on behalf of Group Long Distance, Inc.      on behalf of Touchtone Network, Inc.


10/18/95
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Date                                        Date